Exhibit 99.1

April 14, 2003

Contact:	D. Anthony Peay - (804) 632-2112
Senior Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moody, Dow Jones, Investor Relations Service

April 14, 2003 3:00 p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES REPORTS 29% INCREASE IN 1st QUARTER EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) —- Union Bankshares is pleased to report net income for the quarter ended March 31, 2003 of $3,944,000, an increase of 29.0 % from $3,058,000 a year ago. Earnings per share on a diluted basis increased by 30% to $.52 from $.40 for the same quarter in 2002. Return on average equity for the quarter was 14.97%, and return on average assets for the same period was 1.43%, as compared to 13.69% and 1.27%, respectively, for the first quarter of 2002.

For the quarter, net income for the community banking segment was $3.4 million, an increase of $633,000 or 24.2% over $2.7 million for the first quarter of 2002. For the mortgage banking segment, net income for the first quarter of 2003 increased to $546,000, an increase of $223,000 or 69.0% from $323,000 in the same quarter of 2002.

Net interest income was up $830,000 or 8.6% from the first quarter of 2002. Growth in earning assets to $1.083 million offset a decline in the net interest margin (FTE) which decreased to 4.26% in the first quarter of 2003, down from 4.58% in the same quarter of 2002, and down slightly from 4.34% in the fourth quarter of 2002.

Loans increased 18.6% or $117.4 million from the first quarter of 2002 and 4.9% or $35.3 million from the end of 2002. Yields on loans (FTE) decreased from 7.82% and 7.27% during the first and fourth quarters of 2002 to 7.07% for the first quarter of 2003. The cost of funds also declined, from 3.27% and 2.89% for the first and fourth quarters of 2002 to 2.80% in the first quarter of 2003. Deposit levels were up 16.8% from the first quarter of 2002 and 4.8% or $43.4 million from the end of 2002. The Company believes these higher deposit levels are reflective of the uncertainty in other financial markets and a “flight to safety” by consumers. As those other markets improve it is anticipated that a portion of those deposits will return to those markets.

The provision for loan losses was down $443,000 from $830,000 a year earlier due largely to improved asset quality as several substandard loans were paid off in the first quarter of 2003. The Company continues to experience a low level of nonperforming assets and charge-offs relative to its peers. The allowance for loan losses remains at 1.28% of gross loans, up from 1.24% a year earlier.

Noninterest income for the first quarter increased $848,000 or 22.2% from a year ago and reflected a $642,000 or 30% increase in gains on sales of loans. Service charges on deposit accounts showed an increase of $200,000 or 23.7% for the same period, reflecting the 22.8% increase in noninterest bearing deposit accounts.

Noninterest expense increased by $631,000 or 7.3% from a year ago while assets grew by 15.5%. A significant portion of the growth in expenses was related to increased commissions ($311,000) on mortgage loan sales and to expenses associated with both the Thornburg branch ($62,000) which opened in August 2002 and the loan production offices ($99,000) in Manassas and Richmond. The Company continues to focus on expense controls to create greater operating efficiencies as it grows.

“Our earnings for the quarter reflected an increase of over 29% from last year’s first quarter, providing a good start for 2003.”, said President G. William Beale.

Our community bank segment enjoyed another quarter of profitable growth with earnings for that segment up over 24% from the same quarter a year ago. Continued low interest rates have contributed to increasing pressure on net interest margins. Net interest margin management has been, and will continue to be a critical focus during 2003. We continue to closely manage our balance sheet and pricing decisions to reduce interest rate risk. If interest rates begin to rise, as many expect, we would initially expect additional improvement in the net interest margin as assets reprice faster than our liabilities, a trend that would subside as rates level off.

Low interest rates continued to contribute to strong volumes for our mortgage subsidiary in what is typically a slow quarter for the mortgage business. Loan originations totaled $113.8 million in the first quarter, up from $83.1 million in the first quarter of 2002. Refinances comprised 59.1% of originations, up significantly from 38.9% for the first quarter of 2002.

Corporate scandals, world events and state budget woes have combined with the lowest interest rates in decades to create a business environment which may be unprecedented. Despite the sluggishness of economic and financial markets on a national and state level, our local markets remain strong. Our loan demand, largely driven by real estate, is steady and credit quality remains strong. Asset quality and interest margin management are our biggest challenges and highest priorities. We will continue to exercise prudent lending practices and closely monitor asset quality.”

At March 31, 2003 total assets were $1.155 billion, up 15.5% from $1.001 billion at March 31, 2002. Deposits increased to $941.0 million, up $135.6 million or 16.8% over $805.4 million at the end of the first quarter 2002 while loans totaled $750.1 million, up $117.4 million or 18.6% over first quarter 2002 levels. Securities grew to $267.4 million at March 31, 2003 compared to $252.0 million a year earlier. The Company’s capital position remains strong with an equity-to- assets ratio of 9.5%.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (19 locations in the counties of Caroline, Hanover, King George, King William, Spotsylvania, Stafford, Westmoreland and the City of Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg in Williamsburg and Newport News. Union Bank and Trust also operates a loan production office in Manassas, Virginia and has announced plans to open a Loan Production Office in the Richmond market in the second quarter. A building has been purchased at Parham and Three Chopt Roads and renovation work is expected to be completed in May. In addition, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Key Financial Data	For the three months ended March 31,
	2003	2002
RESULTS OF OPERATIONS
Interest income	$16,526	$15,867
Interest expense	6,064	6,235

Net interest income	10,462	9,632
Provision for loan losses	387	830

Net interest income after provision for loan losses	10,075	8,802
Noninterest income	4,676	3,828
Noninterest expenses	9,280	8,649

Income before income taxes	5,471	3,981
Income tax expense	1,527	923

Net income	3,944	3,058

Interest earned on loans (Fully Tax Equivalent)	$13,185	$12,297
Interest earned on securities (FTE)	3,936	4,204
Interest earned on earning assets (FTE)	17,187	16,567
Net interest income (FTE)	11,127	10,331
Net income (FTE)	4,675	3,825
Interest expense on certificate of deposits	4,428	4,391
Interest expense on interest bearing deposits	5,087	5,215
Core deposit intangible amortization	146	148

Net income - community banking segment	$3,398	$2,735
Net income - mortgage banking segment	546	323

KEY PERFORMANCE RATIOS
Return on average assets (ROA)	1.43%	1.27%
Return on average equity (ROE)	14.97%	13.69%
Efficiency ratio	61.30%	64.26%
Efficiency ratio (excluding mortgage segment)	58.40%	60.72%
Net interest margin (FTE)	4.26%	4.58%
Yield on earning assets (FTE)	6.59%	7.34%
Cost of interest bearing liabilities	2.80%	3.23%

PER SHARE DATA
Net income per share - basic	$0.52	$0.41
Net income per share - diluted	0.52	0.40
Cash EPS	0.53	0.41
Cash dividends paid (semi-annual payment)	—	—
Book value per share	14.41	12.18
Tangible book value per share	13.60	11.29

BALANCE SHEET DATA
Assets	$1,155,275	$1,000,572
Loans, net of unearned income	750,079	632,636
Earning assets	1,083,043	934,090
Goodwill	864	864
Other intangibles	5,354	5,945
Deposits	941,027	802,392
Stockholders’ equity	109,434	91,905

Averages
Assets	$1,121,099	$976,897
Loans, net of unearned income	727,975	612,215
Loans held for sale	36,762	27,026
Securities	267,365	257,326
Earning assets	1,058,295	914,808
Deposits	906,417	781,418
Certificates of deposit	469,432	407,496
Interest bearing deposits	781,580	676,577
Borrowings	97,363	97,317
Interest bearing liabilities	878,943	773,894
Stockholders’ equity	106,833	90,613

ASSET QUALITY
Beginning balance Allowance for loan loss	$9,179	$7,336
plus provision for loan loss	387	830
less charge offs	(226)	(430)
plus recoveries	252	91

Allowance for loan losses, period end	9,592	7,827
Allowance as % of total loans	1.28%	1.24%
Nonaccrual loans	$583	$818
Foreclosed properties & real estate investments	774	909

Total nonperforming assets	1,357	1,727
Loans past due 90 days and accruing interest	1,690	1,282

Total nonperforming assets plus 90 days	3,047	3,009
Nonperforming assets to loans plus foreclosed properties	0.18%	0.27%

OTHER DATA

Market value per share at period-end	$26.80	$21.50
Price to book value ratio	1.86	1.76
Price to earnings ratio	12.88	13.44
Weighted average shares outstanding, basic	7,589,506	7,535,828
Weighted average shares outstanding, diluted	7,642,690	7,581,968
Shares repurchased	1,000	—
Average price of repurchased shares	24.07	—
Mortgage loan originations	113,812,000	83,133,000
% of originations that are refinances	59.10%	38.90%

End of period full time equivalent employees	449	437
Number of full service branches	31	29
Number of Bank subsidiaries	4	4
Number of ATMs	30	26

UNION BANKSHARES CORPORATION

Comparative Balance Sheets

			Change
(Dollars in thousands)	03/31/2003	03/31/2002	$	%
ASSETS
Cash and due from banks	$27,488	$23,423	$4,065	17.35%
Interest-bearing deposits in other banks	5,007	678	4,329	638.50%
Money market investments	5,150	2,206	2,944	n/m
Federal funds sold	8,975	19,559	(10,584)	n/m

Total cash and cash equivalents	46,620	45,866	754	1.64%

Securities available for sale, at fair value	267,407	251,995	15,412	6.12%
Investment securities, at amortized cost	—	—	—	n/m

Total securities	267,407	251,995	15,412	6.12%

Loans held for sale	46,425	27,016	19,409	71.84%
Loans, net of unearned income	750,079	632,636	117,443	18.56%
Less allowance for loan losses	(9,592)	(7,827)	(1,765)	22.55%

Net loans	740,487	624,809	115,678	18.51%

Bank premises and equipment, net	23,827	19,242	4,585	23.83%
Other real estate owned	774	909	(135)	-14.85%
Other assets	29,735	30,735	(1,000)	-3.25%

Total assets	$1,155,275	$1,000,572	$154,703	15.46%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest bearing demand deposits	$144,070	$117,369	$26,701	22.75%
Interest-bearing deposits:
NOW accounts	134,155	121,205	12,950	10.68%
Money market accounts	96,205	82,571	13,634	16.51%
Savings accounts	89,361	75,962	13,399	17.64%
Time deposits of $100,000 and over	160,423	132,800	27,623	20.80%
Other time deposits	316,812	275,488	41,324	15.00%

Total interest-bearing deposits	796,956	688,026	108,930	15.83%

Total deposits	941,026	805,395	135,631	16.84%

Customer repurchase agreements	30,270	34,221	(3,951)	-11.55%
Long-term borrowings	61,954	62,466	(512)	-0.82%

Total borrowings	92,224	96,687	(4,463)	-4.62%
Other liabilities	12,592	6,585	6,007	91.22%

Total liabilities	1,045,842	908,667	137,175	15.10%

Stockholders’ equity
Common stock	15,184	15,086	98	0.65%
Surplus	1,531	746	785	105.23%
Retained earnings	85,941	74,478	11,463	15.39%
Unrealized gain (loss) on securities available for sale, net of deferred taxes	6,777	1,595	5,182	324.89%

Total stockholders’ equity	109,433	91,905	17,528	19.07%

Total liabilities and stockholders’ equity	$1,155,275	$1,000,572	$154,703	15.46%

Union Bankshares Corporation

Comparative Income Statements

	Three Months Ended		Change
(Dollars in thousands)	03/31/2003	03/31/2002	$	%
Interest income:
Interest and fees on loans	$13,106	$12,197	$909	7.5%
Interest on Federal funds sold	44	56	(12)	-21.4%
Interest on interest bearing deposits with other banks	4	3	1	33.3%
Interest on money market investments	18	6	12	200.0%
Interest on investments:
Taxable	2,223	2,441	(218)	-8.9%
Tax exempt	1,131	1,164	(33)	-2.8%

Total interest income	16,526	15,867	659	4.2%

Interest expense:
Interest on deposits	5,087	5,215	(128)	-2.5%
Interest on Federal funds	1	—	1	N/M
Interest on short-term borrowings	70	107	(37)	-34.6%
Interest on long-term borrowings	906	913	(7)	-0.8%

Total interest expense	6,064	6,235	(171)	-2.7%

Net interest income	10,462	9,632	830	8.6%
Provision for loan losses	387	830	(443)	-53.4%
Net interest income after provision for loan losses	10,075	8,802	1,273	14.5%

Noninterest income:
Service charges on deposit accounts	1,045	845	200	23.7%
Other service charges and fees	589	655	(66)	-10.1%
Gains (losses) on securities transactions, net	(15)	1	(16)	N/M
Gain on sales of loans	2,785	2,143	642	30.0%
Gains (losses) on other real estate owned and bank premises, net	7	15	(8)	-53.3%
Other operating income	265	169	96	56.8%

Total noninterest income	4,676	3,828	848	22.2%

Noninterest expenses:
Salaries and benefits	5,850	5,063	787	15.5%
Occupancy expenses	663	554	109	19.7%
Furniture and equipment expenses	591	701	(110)	-15.7%
Other operating expenses	2,176	2,331	(155)	-6.6%

Total noninterest expenses	9,280	8,649	631	7.3%

Income before income taxes	5,471	3,981	1,490	37.4%
Income tax expense	1,527	923	604	65.4%

Net income	$3,944	$3,058	$886	29.0%